Exhibit 23.2

TBPELS REGISTERED ENGINEERING FIRM F-1580
633 17TH STREET SUITE 1700         DENVER, COLORADO 80202          TELEPHONE (303) 339-8110

Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-256308) and to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-239433, No. 333-189685, No. 333-167945, and No. 333-225596) of PDC Energy, Inc. of all references to our firm and information from our reserves report dated January 23, 2023, included in or made a part of PDC Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, and our summary report attached as Exhibit 99.1 to the Annual Report on Form 10-K.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Denver, CO
February 22, 2023